Exhibit 99.1

Environmental Power Announces

2007 Annual Results and Provides Business Update

Monday March 17, 8:30 am ET

PORTSMOUTH, N.H., March 17 /PRNewswire-FirstCall/ — Environmental Power Corporation (Nasdaq: EPG or the “Company”) today announced results for the year ended December 31, 2007.

Business Commentary

Environmental Power’s progress during the last six months has proven that its business model can address the market demands for domestic, renewable supplies of energy. We achieved commercial operation of the largest renewable natural gas (RNG®) facility of its kind in the world thereby reconfirming the unique role of our technology and approach to providing pipeline grade methane. Further, we are poised to begin the rollout of our pipeline of projects with our Nebraska and Texas projects followed closely by the California portfolio. The Company sees market conditions continuing to improve for our offering with increased prices for natural gas, which forms the baseline for our renewable natural gas contracts, as well as increased demand, and therefore prices, for greenhouse gas offset credits which we generate as part of our process. Our goals are to maintain our first mover status in the biogas market, continue to execute on our identified project pipeline of 4.9 million MMBtu of annual generation and finalize the development of the 6.8 million MMBtu of projects under various earlier stages of development. We are also fortunate that the nature of our projects allows us to utilize a tax- exempt financing model which we anticipate will not be materially impacted by current market concerns affecting other forms of tax-exempt financing. Overall, the Company is well positioned for growth and will continue to focus on both the construction of our announced projects and identifying additional project opportunities throughout North America.

Financial Results

For the year ended December 31, 2007, we had a net loss applicable to common shareholders of $18.9 million, or loss applicable per common share of $1.66, compared to net loss applicable to common shareholders of $18.4 million, or loss per common share of $1.91, for the year ended December 31, 2006. The increase in net loss applicable to common shareholders was primarily attributable to a $3.5 million increase in loss from discontinued operations, and an increase in preferred dividend requirements of $1.2 million. These changes were partially offset by a decrease in the amortization of the beneficial conversion feature associated with our series A preferred stock offering in November, 2006 of $4.1 million, and a $915,000 increase in other income.

We have one continuing business segment, Microgy. The results of operations for this business segment, which is presented as continuing operations, as well as our discontinued operations, consisting of the results of our Buzzard subsidiary, are discussed below.

A complete presentation of the Annual Results and the Management’s Discussion and Analysis is included in the Annual Report on Form 10K that is being filed today with the Securities and Exchange Commission and will be available on the Company’s website.

Continuing Operations

Revenues from continuing operations decreased by $1.04 million, or 47%, to $1,175,000 for the year ended December 31, 2007, as compared to $2.2 million for the year ended December 31, 2006. This decrease in revenue is due mainly to the change from a business model where we sell facilities to third parties, to the current ownership model, where we build, own, and operate facilities for our own account. Revenues from the operation and maintenance of facilities increased to $1,175,000 for the year ended December 31, 2007, compared to $825,000 for the year ended December 31, 2006. The increase in operations and maintenance revenue in the year ended December 31, 2007 is a result of the three Wisconsin facilities being fully operational in 2007 as compared to 2006, when only two facilities were fully operational.

Our cost of goods sold decreased to $942,000 for the year ended December 31, 2007 as compared to $2.1 million for the year ended December 31, 2006. This decrease is due primarily to the shift in emphasis from a sales model to an ownership model. In the year ended December 31, 2007, we did not recognize any expenses from the construction of facilities. In the year ended December 31, 2006, $812,000 of the $2.1 million in costs of revenue was related to the construction of electric generating facilities constructed for sale to Dairyland. Operations and maintenance costs decreased from $1.3 million in the year ended December 31, 2006 to $942,000 in the year ended December 31, 2007, due primarily to lower repair and maintenance costs at the Wisconsin facilities.

General and administrative expenses from continuing operations increased by $1.2 million to $12.4 million for the year ended December 31, 2007, as compared to $11.2 million for in the year ended December 31, 2006. This increase was primarily due to a $762,000 increase in non-cash compensation expense and a $1.5 million increase in payroll related expenses, including severance. These increases were partially offset by a $992,000 decrease in professional service expenses. In the year ended December 31, 2007, we recognized $2.8 million of non-cash compensation expenses due primarily to the FAS 123R treatment of options and stock appreciation rights granted to employees, as compared to non-cash compensation expense of $2.0 million in the year ended December 31, 2006.

We experienced an increase in preferred security dividend requirements related to our series A 9% cumulative convertible preferred stock issued in November, 2006, from $193,000 for the year ended December 31, 2006, to $1.3 million for the year ended December 31, 2007, representing dividends either accrued or paid in the year ended December 31, 2007.

The foregoing expenses were offset in part by other income of $1.4 million for the year ended December 31, 2007, compared to other income of $439,000 for the year ended December 31, 2006. The increase in other income is primarily due to the expiration of the statute of limitations regarding potential liability related to the Sunnyside project, and the resulting release of a reserve therefore (in the amount of $583,000). Additionally, interest income increased by $335,000 to $783,000 in the twelve months ended December 31, 2007, primarily as a result of a higher average cash balance due to the common stock offering.

Discontinued Operations

In accordance with previous announcements, on February 29, 2008, Buzzard Power Corporation, a wholly owned subsidiary of Environmental Power, completed an agreement with Scrubgrass Generating Company, L.P., to terminate Buzzard’s leasehold interest in the Scrubgrass waste coal facility. The Company will recognize a benefit of $6.0 million for accounting purposes to reflect forgiveness of debt and recognition of deferred gain associated with the facility during the first quarter of 2008.

We experienced a pre-tax loss from discontinued operations of $6.2 million for the year ended December 31, 2007, compared to a $2.7 million pre-tax loss for the year ended December 31, 2006. This increase in pre-tax loss is primarily due to an increase in operating expenses of $3.1 million, and a $177,000 increase in other expenses.

Business Update

Huckabay Ridge Commercial Operations

On January 22, 2008, the Company announced that the Huckabay Ridge facility achieved full-capacity production levels of pipeline-quality renewable natural gas (RNG®) and had moved into full-scale commercial operation.

“The Huckabay Ridge project is operating well following our announcement of achieving commercial operations in January,” said Richard Kessel, President and CEO of Environmental Power. “All performance tests have been successfully completed and we are already engaged in evaluating several operational improvements to further enhance performance. I don’t think we can overstate the importance of achieving full capacity at the largest project of its kind in the world, for our customers and our shareholders.”

Grand Island Project in Construction

On December 11, 2007, the Company held a groundbreaking ceremony for its biogas plant at the JBS Swift beef processing facility in Grand Island, Nebraska. The Microgy Grand Island Biogas Facility will generate biogas to offset a portion of JBS Swift’s natural gas consumption and will improve that plant’s waste management practices. Environmental Power’s subsidiary Microgy, Inc. will construct, own and operate the renewable energy production facility and sell its biogas to JBS Swift pursuant to a 15-year purchase agreement. At capacity, the facility is expected to generate 235,000 MMBtu per year. The Benham Companies, LLC of St. Louis, Missouri has been selected to provide design and construction services for the project and construction is proceeding on schedule with biogas deliveries to JBS Swift expected to begin in October, 2008 and ramp up to through the end of the year.

Microgy, Inc. has submitted an application for volume-cap allocation to the Nebraska Investment Finance Authority (NIFA) in support of the issuance of up to $7 million of tax exempt bonds to provide debt financing for the facility. The tax exempt bonds will be issued under the jurisdiction of the City of Grand Island, Nebraska which has already approved an intent resolution. The application is expected to be considered during NIFA’s March 28 meeting. The Company anticipates approval of the tax-exempt financing by the end of April and financial closing in June, 2008.

Texas Permitting and Construction

Progress continues in the build out of the Company’s announced Texas portfolio. The Company has entered into an agreement with MWH Constructors to finalize design and initiate procurement of equipment for the Cnossen and Rio Leche projects. The Company intends to move forward with these two projects with the objective of maintaining a target in-service date for these projects of the first quarter of 2009. The third announced project, known as Mission, remains subject to further evaluation of feedstock and off-take arrangements. The Company is in late-stage discussions for another similarly sized RNG® project in Texas that could be initiated ahead of the Mission project but no final decisions have been made at this time.

“As I have consistently said we would do, we are moving ahead with the projects in Texas where we know we can deliver on the expectations of our bondholders and shareholders,” said Rich Kessel. “We need a little more time to determine the most profitable path regarding the next Texas project but we are working hard to ensure that the work completed by MWH for Cnossen and Rio Leche can be directly leveraged for the next project, thereby minimizing any delays.”

California Permitting and Financing

The Company has obtained necessary operating permits and environmental approvals for most of its proposed projects in California. With regard to the Riverdale Cluster, a project involving anaerobic digesters at three adjacent dairies with a combined expected output of 550,000 MMBtu/year of RNG®, all required permits have been issued by state and local authorities and all opportunities for appeal have expired.

With regard to the Hanford Cluster, a project involving three dairies with a combined expected output of 605,000 MMBtu/year of RNG®, conditional use and air permits have been issued by local and state authorities. Further, the California Regional Water Quality Control Board (CRWQCB) unanimously approved the issuance of water discharge permits for this project. The Company fully expects these permits to be issued next month.

With regard to the Bar 20 project, which has an expected output of 570,000 MMBtu/year of RNG®, there is a series of permits pending for a dairy expansion as well as for our anaerobic digester project. The conditional use permit for the Bar 20 project and the environmental review of the project were completed and issued by Fresno County in February. The air permit for the digester project was issued for 30-day public comment by the San Joaquin Air Pollution Control District (SJAPCD) and no comments were received. The water permit was issued for 30-day public comment by the CRWQCB and no comments were received.

SJAPCD, which is the local authority responsible for the environmental review of the dairy expansion, recently decided to recirculate for a 30-day comment period, the environmental, or “CEQA,” document specifically related to the dairy expansion. Since both the CRWQCB and the SJAPCD must await the completion and issuance of the CEQA document specifically related to the dairy expansion before either agency can issue the air or water permits, the earliest that the SJAPCD can issue the pending air permit for the digester project is approximately April 15, 2008, and the earliest that the CRWQCB can issue the pending water permit is at its April 24, 2008 business meeting.

There has been no change regarding the permitting status of the Gallo- Columbard project.

“We have all the permits in hand to proceed with the Riverdale project in California and with the actions by the Air Quality Control District and the Water Pollution Control Board last week, we will have all the permits needed to commence construction of the Hanford project shortly,” said Rich Kessel. “As many of you know, this is a significant milestone and there have been many in the industry who thought that we could not be successful in permitting co-digestion projects in California. However, with the hard work of numerous local and state permitting officials and a lot of perseverance by our staff, we have set an important precedent and template that will benefit all the projects that come next.”

The Company has decided to submit an application for an allocation of tax-exempt bond financing in California to support the construction of the Riverdale and Hanford projects. We anticipate that the application will be submitted before the end of March. With the permits for Riverdale in hand, and the expectation that we will have all final permits for Hanford shortly following the recent CRWQCB action, we have initiated geotechnical and design work at these facilities. The Company will be ready to ramp up construction activities once the allocation is made. The Company expects this to occur at the end of May 2008, which is somewhat later than had been expected when we had given earlier guidance as to the in service date of the Hanford and Riverdale projects. We are hopeful that we will be able to submit a separate application quickly for the Bar 20 project if the SJAPCD and CRWQCB are able to issue the permits for the Bar 20 project in April.

Other Development Projects

With regard to the previously announced Cargill project in Colorado, we continue to work on securing off-take and feedstock arrangements. Once these are secured, we will announce our expected construction schedule. In Idaho, progress on the Cargill project has slowed because of a potential ownership change at the dairy. We continue to pursue off-take arrangements while monitoring the situation with the dairy.

In addition to the projects described above, the Company has additional projects under consideration that are at earlier stages of development. Projects in this category have an expected annual production of approximately 6.8 million MMBtu/year.

“We are very pleased with the progress made at the end of the year with the Huckabay and Grand Island projects,” said Rich Kessel. “Improvements in the outlook in price and demand for natural gas along with increased interest in RNG® at premium prices from numerous parties give us more options than we have had in the past. The market for greenhouse gas offsets also continues to strengthen and we have seen prices of over $5 per metric ton on the Chicago Climate Exchange and higher for recent bi-lateral transactions for methane offsets. At the same time, I am certainly sensitive to investor concerns regarding any delay in the previously announced construction schedule, and while we will do what we can do to make up time, we now believe that we will be bringing most of our announced portfolio of projects on line during the first and second quarters of 2009 and expect to achieve our targeted $40 million of annualized revenue run rate by July of 2009.”

Management Conference Call

Mr. Richard Kessel, Chief Executive Officer, and Mr. Michael Thomas, Chief Financial Officer, will comment on these and related items and will also answer questions from interested investors in the Conference Call scheduled for Monday, March 17, 2007, at 10 a.m. EDT. Conference Call details:

Dial-in:	U.S. Toll Free:	800-391-2548
	Canadian Toll Free:	866-627-1646
	International Toll:	302-709-8328
Access Code:	Verbal Passcode	VK77210
Replay Access#:		800-355-2355
Replay Passcode:		77210#

The call will be available for 3 business days by accessing the number above after which it will be available on our website www.environmentalpower.com

ABOUT ENVIRONMENTAL POWER CORPORATION

Environmental Power Corporation is a developer, owner and operator of renewable energy production facilities. Its principal operating subsidiary, Microgy, Inc., holds an exclusive license in North America for the development and deployment of a proprietary anaerobic digestion technology for the extraction of methane gas from livestock wastes and other organic waste for its use to generate energy. For more information visit the Company’s web site at www.environmentalpower.com.

CAUTIONARY STATEMENT

The Private Securities Litigation Reform Act of 1995, referred to as the PSLRA, provides a “safe harbor” for forward-looking statements. Certain statements contained in this press release, such as statements concerning planned manure-to-energy systems, our sales pipeline, our backlog, our projected sales and financial performance, statements containing the words “may,” “assumes,” “forecasts,” “positions,” “predicts,” “strategy,” “will,” “expects,” “estimates,” “anticipates,” “believes,” “projects,” “intends,” “plans,” “budgets,” “potential,” “continue,” “targets” “proposed,” and variations thereof, and other statements contained in this press release regarding matters that are not historical facts are forward-looking statements as such term is defined in the PSLRA. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: uncertainties involving development-stage companies; uncertainties regarding project financing, the lack of binding commitments and/or the need to negotiate and execute definitive agreements for the construction and financing of projects, the sale of project output, the supply of substrate and other requirements and for other matters; financing and cash flow requirements and uncertainties; inexperience with the development of multi-digester projects; risks relating to fluctuations in the price of commodity fuels like natural gas, and our inexperience with managing such risks; difficulties involved in developing and executing a business plan; difficulties and uncertainties regarding acquisitions; technological uncertainties; including those relating to competing products and technologies; risks relating to managing and integrating acquired businesses; unpredictable developments; including plant outages and repair requirements; the difficulty of estimating construction, development, repair and maintenance costs and timeframes; the uncertainties involved in estimating insurance and implied warranty recoveries, if any; the inability to predict the course or outcome of any negotiations with parties involved with our projects; uncertainties relating to general economic and industry conditions, and the amount and rate of growth in expenses; uncertainties relating to government and regulatory policies and the legal environment; uncertainties relating to the availability of tax credits, deductions, rebates and similar incentives; intellectual property issues; the competitive environment in which Environmental Power Corporation and its subsidiaries operate and other factors, including those described in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, well as in other filings we make with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Company Contact	Investor Relations Contact
Mark Hall, Senior Vice President	Jeff Berman
Environmental Power Corporation	Ricochet Public Relations
(630) 573-2926	(212) 679-3300 x126
mhall@environmentalpower.com	jberman@ricochetpr.com